NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO International, Inc. Reports Fourth Quarter 2013 Results;
Achieves Record Annual Sales, EPS and Free Cash Flow

Fourth quarter results compared to the prior year:

•	Consolidated sales of $1.9 billion, growth of 14.3%

•	Operating profit of $110.6 million, up 25.1% from prior year adjusted results

•	Adjusted earnings per share of $1.26, up 18.9% from prior year adjusted results

•	Free cash flow of $128 million, or 191% of adjusted net income

Full year results compared to the prior year:

•	Record consolidated sales of $7.5 billion, growth of 14.2%

•	Record adjusted operating profit of $445 million, up 20.0% from prior year adjusted results

•	Record adjusted earnings per share of $5.02, up 11.8% from prior year adjusted results

•	Record free cash flow of $308 million, or 117% of adjusted net income

PITTSBURGH, January 30, 2014 /PRNewswire/ -- WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials, and advanced supply chain management and logistics services, today announced its 2013 fourth quarter results.

The following are results for the three months ended December 31, 2013 compared to the three months ended December 31, 2012. A reconciliation of adjusted results is provided in the Non-GAAP Financial Measures section of this release.

•
Net sales were $1,880.1 million for the fourth quarter of 2013, compared to $1,644.4 million for the fourth quarter of 2012, an increase of 14.3%. Acquisitions positively impacted sales by 13.8%, organic sales increased 1.5%, and foreign exchange negatively impacted sales by 1.0%. Sequentially, sales decreased 2.7%. Adjusting for the impact of one less workday in the quarter, organic sales decreased 1.1% sequentially.

•	Gross profit was $376.2 million, or 20.0% of sales, for the fourth quarter of 2013, compared to $337.3 million, or 20.5% of sales, for the fourth quarter of 2012.

•
Selling, general & administrative (SG&A) expenses were $248.6 million, or 13.2% of sales, for the fourth quarter of 2013, compared to $275.9 million, or 16.8% of sales, for the fourth quarter of 2012. As adjusted, fourth quarter SG&A expenses were $248.6 million and $230.8 million, or 13.2% and 14.2% of sales, in 2013 and 2012 respectively, an improvement of 100 basis points. The increase in

SG&A is attributable to acquisitions, partially offset by a $12.7 million decrease in core SG&A.

•
Operating profit was $110.6 million for the current quarter, up 120.0% from $50.3 million for the comparable 2012 quarter. Operating profit as a percentage of sales was 5.9% and 3.1% in 2013 and 2012, respectively. As adjusted, fourth quarter operating profit was $110.6 million and $88.4 million, or 5.9% and 5.5% of sales, in 2013 and 2012, respectively, an improvement of 40 basis points.

•
Interest expense for the fourth quarter of 2013 was $20.6 million, compared to $14.7 million for the fourth quarter of 2012. Interest expense increased for the quarter primarily due to the increase in indebtedness in December 2012 associated with the EECOL acquisition. Non-cash interest expense, which includes convertible debt interest, interest related to uncertain tax positions, and the amortization of deferred financing fees, for the fourth quarter of 2013 and 2012 was $3.5 million and $0.7 million, respectively.

•	The effective tax rate for the current quarter was 24.4%, compared to 17.5% for the prior year fourth quarter. As adjusted, the effective tax rate for the current quarter was 25.5%.

•
Net income attributable to WESCO International, Inc. of $58.0 million for the current quarter was up 118.9% from $26.5 million for the prior year quarter. Adjusted net income attributable to WESCO International, Inc. was $67.0 million, up 22.7% from the prior year.

•
Earnings per diluted share for the fourth quarter of 2013 were $1.09 per share, based on 53.2 million diluted shares, compared to $0.52 per share in the fourth quarter of 2012, based on 51.4 million diluted shares. Adjusted earnings per diluted share in the fourth quarter of 2013 were $1.26, compared to $1.06 in the corresponding prior year period, an increase of 18.9%.

•
Free cash flow for the fourth quarter of 2013 was $128.1 million, or 221% of net income, compared to $95.0 million for the fourth quarter of 2012. Free cash flow was 191% of adjusted net income for the fourth quarter of 2013.

Mr. John J. Engel, WESCO's Chairman and Chief Executive Officer, stated, “Our fourth quarter results were consistent with the third quarter reflecting the low growth economic environment and challenging end market conditions.  Organic sales increased 1.5% versus prior year driven by growth in Data Communications and Lighting, and continued strength in Utility.  Our sales growth was below expectations while effective cost controls and acquisition performance resulted in an adjusted EPS of $1.26, up 19% versus prior year.  Free cash flow generation was particularly strong in the quarter and our financial leverage is now well within our targeted range.”

Mr. Engel continued, “On a full year basis, we posted record sales, profitability and free cash flow.  Our acquisitions continue to perform well and we delivered on our full year EPS accretion expectations of $1.00 for EECOL.  Adjusted EPS also reached a record level of $5.02 in 2013, marking the third year in a row of double digit EPS growth.  We are encouraged with the progress of our One WESCO sales, productivity and LEAN initiatives as we invest in our growth engines and manage an active acquisition pipeline.  We are on track to close the LaPrairie acquisition and see excellent opportunities to further expand and strengthen our portfolio this year.  In 2014, we expect macro economic conditions to show some improvement over last year with a continued recovery in non-residential construction.  As a result, we have revised our full year outlook and now expect sales growth of 3% to 6% and EPS of $5.30 to $5.70 per diluted share."

The following results are for the year ended December 31, 2013 compared to the year ended December 31, 2012. A reconciliation of adjusted results is provided in the Non-GAAP Financial Measures section of this release.

•
Net sales were $7,513.3 million for 2013, compared to $6,579.3 million for 2012, an increase of 14.2%. Acquisitions positively impacted sales by 14.6%, organic sales were flat, and foreign exchange negatively impacted sales by 0.4%.

•	Gross profit of $1,545.4 million, or 20.6% of sales, for 2013 was up 40 basis points, compared to $1,331.4 million, or 20.2% of sales, for 2012.

•
SG&A expenses for 2013 were $996.8 million, or 13.3% of sales, compared to $961.0 million, or 14.6% of sales, for 2012. As adjusted, SG&A expenses were $1,032.9 million and $915.9 million, or 13.7% and 14.0% of sales, in 2013 and 2012, respectively, an improvement of 30 basis points. The increase in SG&A is attributable to acquisitions, partially offset by a $16.2 million decrease in core SG&A.

•
Operating profit was $481.0 million for 2013, up 44.5% from $332.8 million for 2012. Operating profit as a percentage of sales was 6.4% in 2013, up from 5.1% in 2012. As adjusted, operating profit was $444.9 million and $370.9 million, or 5.9% and 5.7% of sales, in 2013 and 2012, respectively, an improvement of 20 basis points.

•
Interest expense for 2013 was $85.6 million, compared to $47.7 million for 2012. Interest expense increased for 2013 primarily due to the increase in indebtedness in December 2012 associated with the EECOL acquisition. Non-cash interest expense, which includes convertible debt interest, interest related to uncertain tax positions, and the amortization of deferred financing fees, for 2013 and 2012 was $10.2 million and $1.5 million, respectively.

•	The effective tax rate was 27.2% for 2013 compared to 28.3% for 2012. As adjusted, the effective tax rate for the current year was 26.4%.

•
Net income attributable to WESCO International, Inc. of $276.4 million for 2013 was up 37.0% from $201.8 million for 2012. Adjusted net income attributable to WESCO International, Inc. was $264.2 million for 2013, compared to $229.9 million for 2012, an increase of 14.9%.

•
Earnings per diluted share for 2013 were up 32.9% to $5.25 per share, based on 52.7 million diluted shares, versus $3.95 per share for 2012, based on 51.1 million diluted shares. Adjusted earnings per diluted share were $5.02 for 2013, compared to $4.49 for the corresponding prior year period and increased 11.8%.

•	Free cash flow for 2013 was $308.4 million, or 112% of net income, compared to $265.1 million in 2012. Free cash flow was 117% of adjusted net income for 2013.

Mr. Engel continued, “As a result of executing our growth strategy over the last five years, we have strengthened our business and enhanced our position in the global marketplace.  We enter 2014 a bigger, stronger, faster and more global company.  Consolidation and outsourcing is continuing in our industry and customers are looking for a one-stop-shop to manage their global supply chain needs.  Our One WESCO value proposition provides customers with the product and service solutions they need to meet their MRO, OEM and Capital Project management requirements.  We remain sharply focused on executing our One WESCO initiatives while continuing to make investments in our people, our processes, and our business.”

Webcast and Teleconference Access
WESCO will conduct a webcast and teleconference to discuss the fourth quarter earnings as described in this News Release on Thursday, January 30, 2014, at 11:00 a.m. E.S.T. The call will be broadcast live over the Internet and can be accessed from the Company's website at http://www.wesco.com. The call will be archived on this Internet site for seven days.

WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (“MRO”) and original equipment manufacturers (“OEM”) product, construction materials, and advanced supply chain management and logistic services. 2013 annual sales were approximately $7.5 billion. The Company employs approximately 9,200 people, maintains relationships with over 18,000 suppliers, and serves over 65,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers and utilities. WESCO operates nine fully automated distribution centers and approximately 475 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Kenneth S. Parks, Senior Vice President and Chief Financial Officer
WESCO International, Inc. (412) 454-2392, Fax: (412) 222-7566
http://www.wesco.com

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Three Months Ended		Three Months Ended
	December 31, 2013		December 31, 2012
Net sales	$1,880.1		$1,644.4
Cost of goods sold (excluding	1,503.9	80.0%	1,307.1	79.5%
depreciation and amortization below)
Selling, general and administrative expenses	248.6	13.2%	275.9	16.8%
Depreciation and amortization	17.0		11.1
Income from operations	110.6	5.9%	50.3	3.1%
Interest expense, net	20.6		14.7
Loss on debt extinguishment	13.2		3.5
Income before income taxes	76.8	4.1%	32.1	2.0%
Provision for income taxes	18.8		5.6
Net income	58.0	3.1%	26.5	1.6%
Less: Net loss attributable to noncontrolling interest	—		—
Net income attributable to WESCO International, Inc.	$58.0	3.1%	$26.5	1.6%

Earnings per diluted common share	$1.09		$0.52

Weighted average common shares outstanding and common share equivalents used in computing earnings per diluted share (in millions)	53.2		51.4

WESCO INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(dollar amounts in millions, except per share amounts)
(Unaudited)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2013		December 31, 2012
Net sales	$7,513.3		$6,579.3
Cost of goods sold (excluding	5,967.9	79.4%	5,247.9	79.8%
depreciation and amortization below)
Selling, general and administrative expenses	996.8	13.3%	961.0	14.6%
Depreciation and amortization	67.6		37.6
Income from operations	481.0	6.4%	332.8	5.1%
Interest expense, net	85.6		47.7
Loss on debt extinguishment	13.2		3.5
Loss on sale of Argentina business	2.3		—
Income before income taxes	379.9	5.1%	281.6	4.3%
Provision for income taxes	103.4		79.8
Net income	276.5	3.7%	201.8	3.1%
Less: Net income attributable to noncontrolling interest	0.1		—
Net income attributable to WESCO International, Inc.	$276.4	3.7%	$201.8	3.1%

Earnings per diluted common share	$5.25		$3.95

Weighted average common shares outstanding and common share equivalents used in computing earnings per diluted share (in millions)	52.7		51.1

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET
(dollar amounts in millions)
(Unaudited)

	December 31, 2013	December 31, 2012
Assets
Current Assets
Cash and cash equivalents	$123.7	$86.1
Trade accounts receivable, net	1,045.1	1,036.2
Inventories, net	787.3	794.0
Current deferred income taxes	44.7	42.1
Other current assets	197.7	143.4
Total current assets	2,198.5	2,101.8
Other assets	2,419.8	2,527.8
Total assets	$4,618.3	$4,629.6

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$735.1	$706.6
Current debt and short-term borrowings	40.1	39.8
Other current liabilities	268.6	261.6
Total current liabilities	1,043.8	1,008.0

Long-term debt	1,447.6	1,695.4
Other noncurrent liabilities	362.2	372.5
Total liabilities	2,853.6	3,075.9

Stockholders' Equity
Total stockholders' equity	1,764.7	1,553.7
Total liabilities and stockholders' equity	$4,618.3	$4,629.6

WESCO INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(dollar amounts in millions)
(Unaudited)

	Twelve Months Ended	Twelve Months Ended
	December 31, 2013	December 31, 2012
Operating Activities:
Net income	$276.5	$201.8
Add back (deduct):
Depreciation and amortization	67.6	37.6
Deferred income taxes	20.6	17.7
Change in trade receivables, net	(30.5)	58.2
Change in inventories, net	(9.3)	(29.4)
Change in accounts payable	37.8	(24.3)
Other	(47.6)	26.6
Net cash provided by operating activities	315.1	288.2

Investing Activities:
Capital expenditures	(27.8)	(23.1)
Acquisition payments	—	(1,289.5)
Other	9.6	1.6
Net cash used by investing activities	(18.2)	(1,311.0)

Financing Activities:
Debt (repayments) proceeds	(239.1)	1,067.8
Equity activity, net	(4.2)	2.3
Other	(14.2)	(26.1)
Net cash (used by) provided by financing activities	(257.5)	1,044.0

Effect of exchange rate changes on cash and cash equivalents	(1.8)	1.0

Net change in cash and cash equivalents	37.6	22.2
Cash and cash equivalents at the beginning of the period	86.1	63.9
Cash and cash equivalents at the end of the period	$123.7	$86.1

NON-GAAP FINANCIAL MEASURES

This earnings release includes certain non-GAAP financial measures. These financial measures include financial leverage, free cash flow, gross profit, organic sales growth, adjusted net income, adjusted income from operations, and adjusted earnings per diluted share. The Company believes that these non-GAAP measures are useful to investors in order to provide a better understanding of the Company's capital structure position, liquidity, and organic growth trends on a comparable basis. Additionally, certain non-GAAP measures either focus on or exclude transactions impacting comparability of results, allowing investors to more easily compare the Company's financial performance from period to period. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended	Twelve Months Ended
Normalized Organic Sales Growth:	December 31, 2013	December 31, 2013

Change in net sales	14.3%	14.2%
Impact from acquisitions	13.8%	14.6%
Impact from foreign exchange rates	(1.0)%	(0.4)%
Impact from number of workdays	—%	—%
Normalized organic sales growth	1.5%	—%

Note: Organic sales growth is provided by the Company as an additional financial measure to provide a better understanding of the Company's sales growth trends. Organic sales growth is calculated by deducting the percentage impact on net sales from acquisitions, foreign exchange rates and number of workdays from the overall percentage change in consolidated net sales.

	Three Months Ended	Twelve Months Ended
Adjusted Sales:	December 31, 2012	December 31, 2012
(dollar amounts in millions)
Net sales	$1,644.4	$6,579.3
Less: 2012 EECOL Electric sales	(24.0)	(24.0)
Adjusted net sales	$1,620.4	$6,555.3

Note: Adjusted sales is provided by the Company as an additional financial measure to provide a better understanding of the Company's sales growth trends. Adjusted sales is calculated by deducting the sales of EECOL Electric for the period from December 14, 2012 through December 31, 2012, during which time WESCO owned EECOL.

	Three Months Ended		Twelve Months Ended
Gross Profit:	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
(dollar amounts in millions)
Net sales	$1,880.1	$1,644.4	$7,513.3	$6,579.3
Cost of goods sold (excluding depreciation and amortization)	1,503.9	1,307.1	5,967.9	5,247.9
Gross profit	$376.2	$337.3	$1,545.4	$1,331.4
Gross profit	20.0%	20.5%	20.6%	20.2%

Note: Gross profit is provided by the Company as an additional financial measure. Gross profit is calculated by deducting cost of goods sold, excluding depreciation and amortization, from net sales. This amount represents a commonly used financial measure within the distribution industry. Gross margin is calculated by dividing gross profit by net sales.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Twelve Months Ended
Adjusted Selling, General and Administrative Expenses:	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
(amounts in millions except for diluted EPS)
Selling, general and administrative expenses	$248.6	$275.9	$996.8	$961.0
ArcelorMittal litigation charge (recovery) included in SG&A	—	(36.1)	36.1	(36.1)
Non-recurring acquisition charges and EECOL Electric results	—	(9.0)	—	(9.0)
Adjusted selling, general and administrative expenses	$248.6	$230.8	$1,032.9	$915.9
Percent of adjusted sales	13.2%	14.2%	13.7%	14.0%

Adjusted Income from Operations:
Income from operations	$110.6	$50.3	$481.0	$332.8
ArcelorMittal litigation charge (recovery) included in SG&A	—	36.1	(36.1)	36.1
Non-recurring acquisition charges and EECOL Electric results	—	2.0	—	2.0
Adjusted income from operations	$110.6	$88.4	$444.9	$370.9
Percent of adjusted sales	5.9%	5.5%	5.9%	5.7%

Adjusted Net Income Attributable to WESCO International, Inc.:
Income before income taxes	$76.8	$32.0	$379.9	$281.6
ArcelorMittal litigation charge (recovery) included in SG&A	—	36.1	(36.1)	36.1
Loss on debt extinguishment	13.2	3.5	13.2	3.5
Non-recurring acquisition charges and EECOL Electric results	—	5.0	—	5.0
Loss on sale of Argentina business	—	—	2.3	—
Adjusted income before income taxes	90.0	76.6	359.3	326.2
Adjusted provision for income taxes	23.0	22.0	95.0	96.3
Adjusted net income	67.0	54.6	264.3	229.9
Less: Net (loss) income attributable to noncontrolling interest	—	—	0.1	—
Adjusted net income attributable to WESCO International, Inc.	$67.0	$54.6	$264.2	$229.9

Adjusted Diluted EPS:
Diluted share count	53.2	51.4	52.7	51.1
Adjusted Diluted EPS	$1.26	$1.06	$5.02	$4.49

Note: Adjusted SG&A, income from operations, net income attributable to WESCO International, Inc., and earnings per share are provided by the Company as additional financial measures which allow investors to compare the Company's performance from period to period by adjusting for transactions management views as impacting the comparability of results. Adjusted diluted EPS is calculated by dividing adjusted net income attributable to WESCO International, Inc. by weighted average common shares outstanding and common share equivalents.

WESCO INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Twelve Months Ended
Financial Leverage:	December 31, 2013	December 31, 2012
(dollar amounts in millions)
Income from operations	$481.0	$332.8
Adjust for ArcelorMittal litigation (recovery) charge	(36.1)	36.1
Depreciation and amortization	67.6	37.6
Adjusted EBITDA	$512.5	$406.5

	December 31, 2013	December 31, 2012
Current debt	$40.1	$39.8
Long-term debt	1,447.6	1,695.4
Debt discount related to convertible debentures and term loan (1)	174.7	183.6
Total debt including debt discount	$1,662.4	$1,918.8

Financial leverage ratio	3.2	4.7

Note: Financial leverage is provided by the Company as an indicator of capital structure position. Financial leverage is calculated by dividing total debt, including debt discount, by Adjusted EBITDA. Adjusted EBITDA is defined as the trailing twelve months earnings before interest, taxes, depreciation and amortization, excluding the ArcelorMittal litigation charge.

(1)The convertible debentures and term loan are presented in the consolidated balance sheets in long-term debt net of the unamortized discount.

	Three Months Ended		Twelve Months Ended
Free Cash Flow:	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
(dollar amounts in millions)
Cash flow provided by operations	$135.4	$98.6	$315.1	$288.2
Less: Capital expenditures	(7.3)	(3.6)	(27.8)	(23.1)
Add: Non-recurring pension contribution	—	—	21.1	—
Free cash flow	$128.1	$95.0	$308.4	$265.1

Note: Free cash flow is provided by the Company as an additional liquidity measure. Capital expenditures are deducted from operating cash flow to determine free cash flow. Free cash flow is available to provide a source of funds for any of the Company's financing needs. During the quarter ended September 30, 2013, a non-recurring contribution was made to fund the Canadian EECOL pension plan. This contribution was required pursuant to the terms of the share purchase agreement by which the Company acquired EECOL in 2012. EECOL sellers fully funded this contribution by way of a direct reduction in the purchase price at the date of acquisition. U.S. GAAP requires the contribution to be shown as a reduction of operating cash flow, however, it is added back to accurately reflect free cash flow.

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